Exhibit 99.1

SUBSCRIPTION AGREEMENT

Barnabus Enterprises Ltd.
2006 - 1500 Hornby Street
Vancouver, BC V6Z 2R1

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ________________ shares of common stock of Barnabus Enterprises Ltd. (the "Company") at a price of US$0.01 per share (the "Subscription Price").

The Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such shares.

If the Purchaser is a Resident of BC

The Purchaser acknowledges and agrees that the Company is relying on exemptions from prospectus and registration requirements found in Part 3 of Mutilateral Instrument 45-103 of the B.C. Securities Commission to issue the shares to the Company and the Purchaser is either:
________	(a) a director, senior officer or control person of the Company or an affiliate of the Company;
________	(b) a spouse, parent, grandparent, brother, sister or child of a director, senior officer or control person of the Company or an affiliate of the Company;
________	(c) a close personal friend of a director, senior officer or control person of the Company or an affiliate of the Company;
________	(d) a close business associate of a director, senior officer or control person of the Company or an affiliate of the Company; or
________	(e) a company that is wholly-owned by any combination of persons or companies described in paragraphs (a) to (d) above.

If the Purchaser is a resident of British Columbia, the Purchaser consents to placing the placement of a legend on all certificates representing the Shares in substantially the following form:

"Unless permitted under securities legislation, the holder of the securities shall not trade the securities before the earlier of (i) the date that is 12 months and a day after the date the issuer first became a reporting issuer in any of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec and Saskatchewan, if the issuer is a SEDAR filer; and (ii) the date that is 12 months and a day after the later of (A) the distribution date, and (B) the date the issuer became a reporting issuer in the local jurisdiction of the purchaser of the securities that are the subject of the trade."

If the Purchaser is Not a Resident of US or Canada

The Purchaser declares that the Purchaser is not a U.S. person as that term is defined in Regulation S, promulgated under the Securities Act of 1933, as amended. This offer to purchase shares of the Company was not made to the Purchaser when he was in the United States or Canada and at the time the Purchaser's purchase was made, the Purchaser was outside the United States and Canada.

The Purchaser warrants and represents that the Purchaser is a resident of the jurisdiction of the residential address (or principal address for corporate purchaser) of the Purchaser set out below.

MAKE CHECK PAYABLE TO: Barnabus Enterprises Ltd.

Executed this _____ day of _____________, 200_____.

_____________________________________
Signature of Purchaser

_____________________________________
Printed Name of Purchaser

_____________________________________
Address of Purchaser (Street Address)

_____________________________________
Address of Purchaser
(City, State/Province, Country, Zip Code)

_____________________________________
Social Security Number/Tax I.D.

Number of Shares Purchased: _____________________
Total Subscription Price: $_____________

Form of Payment:
Cash _________________
Check# _________________
Other _________________

ACCEPTED THIS _____ DAY OF ________________, 200_______.

BARNABUS ENTERPRISES LTD.

BY: ______________________________

Title: ___________________________